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                                                                    EXHIBIT 23.3

                   CONSENT OF SIMMONS & COMPANY INTERNATIONAL

We consent to the reference to our firm under the caption "Experts" and to the use of our opinion, dated March 21, 1996, in the Registration Statement of ENSCO International Incorporated ("ENSCO") on Form S-4 to be filed with the Securities and Exchange Commission on or about May 9, 1996, with respect to the fairness of the consideration to be received by the holders of DUAL DRILLING COMPANY's Common Stock in the proposed merger of DUAL DRILLING COMPANY with a wholly owned subsidiary of ENSCO pursuant to the Agreement and Plan of Merger, dated March 21, 1996.

                                             Simmons & Company International
                                          ___________/s/_Ben A. Guill___________
                                                       Ben A. Guill
                                                    MANAGING DIRECTOR

May 8, 1996